Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 10, 2026 with respect to the consolidated financial statements of Air Water Ventures Holdings Limited and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our aforementioned report, which appears in the prospectus filed with the Securities and Exchange Commission on July 8, 2026, relating to the Registration Statement on Form F-4 (File No. 333-294998), and to the reference to our firm under the caption "Statement by Experts" in such prospectus.

/s/ Grant Thornton Audit and Accounting Limited (Dubai Branch)

Dubai, United Arab Emirates

October 26, 2026